Exhibit 99.1

For ImmediateRelease

Contact:  Linda G. Kyriakou – (212) 986-5500

Sequa Names Donna Costello Vice President and Controller

New York, August 15 – Sequa Corporation (NYSE:SQAA) has appointed

Donna M. Costello vice president and corporate controller, it was announced today by

Dr. Martin Weinstein, vice chairman and chief executive officer of this diversified industrial manufacturer.

            Costello, 32, has been with Sequa’s Chromalloy Gas Turbine subsidiary since 2002 and served most recently as chief financial officer of the unit’s Industrial Turbine Services operation.  In her new post, she succeeds Joanne O’Sullivan, who has resigned from the company effective September 9.

            Commenting on Costello’s promotion, Dr. Weinstein said, “We are fortunate to have a deep pool of talent and expertise throughout the Sequa organization from which we can draw to fill this important position.  Donna Costello, like Joanne O’Sullivan, is an outstanding professional, and we expect the transition to proceed smoothly.”

Costello began her career in 1993 as an auditor for Arthur Andersen and advanced through a series of assignments to become an audit manager in 1999.  A summa cum laude graduate of Iona College (BBA, 1995), she received an MBA in finance, also from Iona, in1999.  She is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Sequa Corporation is a $1.8 billion diversified manufacturer with seven discrete business units organized around six operating segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products. For additional information, visit www.sequa.com.

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8/15/05

Note:  This press release may include forward-looking statements that are subject to risks and uncertainties.

A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.